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The following is a transcript of an Agile Software Corporation conference call on May 8, 2006.

Operator

Good day, ladies and gentlemen, and welcome to the Oracle acquires Agile Software conference call. My name is Shantelay, and I will be your coordinator for today. We will conduct a question and answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) I would now like to turn the call over to Ms. Carolyn Aver. CFO. Please proceed, ma’am.

Carolyn Aver - Agile Software - CFO

Good afternoon, and thank you for attending this conference call. Before beginning, please note that some of the matters discussed today contain forward-looking statements regarding future events including statements regarding the anticipated closing of the merger and future operating results. Such statements are in fact predictions that are subject to risks and uncertainties and actual events or results may differ materially. In addition, in connection with the proposed transaction, Agile intends to fire a proxy statement, and Agile and Oracle intend to file other relevant materials with the SEC. Before making any voting decision with respect to the proposed transaction, stock holders of Agile are urged to do read the proxy statement when it becomes available and other relevant materials filed by Agile with the SEC and provided to you or otherwise publicly disclosed because they will contain important information about the proposed transaction. Jay.

Jay Fulcher - Agile Software - President, CEO, Director

Thanks, Carolyn. Well, today I am pleased to announce that Oracle Corporation signed a definitive agreement to acquire Agile Software for $8.10 per share or approximately $495 million which Agile’s Board of Directors has unanimously approved. The transaction, which is expected to close by July, will deliver the most comprehensive and most and open enterprise software offering in the industry. Agile’s acquisition of Agile is clear market validation and an important milestone for the Company and will result in exciting opportunities for all of our stakeholders. Over the years Agile has received numerous inquiries from potential strategic acquirers with increased indications of interest more recently. This deal is the result of a rigorous internal analysis of the market initiated by management and the Board in early 2006. As a result of these inquiries and our analysis, Agile retained financial and legal advisors in the fall of 2006 to review the full range of strategic alternatives including consideration of sale alternatives. After a thorough process with heavy board involvement, the Agile board believes that the Oracle deal is the best alternative for the Company’s shareholders and other stakeholders. The valuation multiple implied at $8.10 per share is at the upper end for a comparable precedent M&A transactions. It is a significant premium to the stand alone market valuation — the average revenue multiple of enterprise for Agile over the past year is approximately 1.6 times, and the deal multiple is 2.4 times is more than 50% above that. As a result of this process and related analysis, the Agile Board concluded the Oracle deal represents an attractive price for shareholders and is the best alternative for Agile given the market dynamics and the overall market opportunities and risks. The combination of Agile and Oracle results in the most comprehensive PLM offering in the industry, and it will spur the acceleration of enterprise PLM as an important business imperative. The current market lacks a leader with scale, and this acquisition will squarely position Oracle as the leader. Together we will have a best in class integrated enterprise PLM offering, and we’ll continue to sell, support and advance Agile’s best in class solutions integrated with both Oracle and non-Oracle environments. This combination of Oracle and Agile will be a compelling choice in the software category projected to be one of the fastest-growing in the next several years. Our commitment to customers and partners will be enhanced with the acquisition. Customers will benefit from the Agile team and our deep PLM domain expertise and knowledge becoming part of the largest enterprise software company in the world. They will enjoy increased capabilities and levels of investment and decreased cost of ownership through an integrated standards-based enterprise software stack. For our employees, Oracle’s size and breadth offer tremendous growth and career opportunities. I would now like to review Agile’s financial results for our fourth quarter and fiscal year ended April 30, 2007. Given that our Q4 ended just two weeks ago, I will give preliminary results only. Agile completed Q4 with total revenues in the range of $37 to $38 million. Revenues increased approximately 12% over the same period last year and approximately 13% over Q3. License revenues were in the range of $14 to $15 million, and service revenues were in the range of $22 to $23 million. Agile was profitable with pro forma EPS in the range of $0.04 to $0.06 per share. Fiscal year 2007 revenues were in the range of $133.7 to $134.7 million or approximately $2 million higher than fiscal year 2006. Fiscal year 2007 pro forma EPS was in the range of $0.07 to $0.09 per share or $0.11 to $0.13 higher than in fiscal year 2006. Given the proposed transaction with Oracle, we will not be giving any guidance on future operations at this time. So to summarize, we believe that our agreement with Oracle is very positive for all of Agile’s stakeholders. It reflects strong valuation for our investors, it presents great opportunities for our employees and it provides much broader resources in market strength for our customers and partners. With that I’d now like to open the call up for a few questions. Operator?

Operator

Yes sir. (OPERATOR INSTRUCTIONS) Your first question comes from the line of Laura Lederman of William Blair. Please proceed.

Laura Lederman - William Blair & Co. - Analyst

This process with Oracle, were there other bidders at the time as well and separately, how long was the process in terms of you and Oracle going through these due diligence and final question if you talk a little bit about management and who plans to stay on?

Jay Fulcher - Agile Software - President, CEO, Director

Laura, as I mentioned this process was started in the fall of 2006, so of course we did have conversations with other parties and we’ll be providing more detailed information on that in our SEC filings. Generally the Board of Directors carefully analyzed all of the strategic alternatives, which included remaining stand alone company and determined this was the best path to maximize value our shareholders. It was based on holistic analysis, which included lots of financial parameters. The decision really came down to not only the fact that it was the best price but it was also the best risk adjusted alternative for us, so we definitely had a number of players involved over the course of that time period, and I think all along we felt Oracle was the best buyer, and we’re very pleased with the transaction today. Related to management and go-forward, obviously these are early days. The announcement is today and over time there will be more information going forward. There is an expectation given the fact that there is so little overlap between the two companies in this product area that much of the Agile team would be moving forward with the transaction, and from that perspective clearly we’ll be working on that through the closing process and then obviously through the integration planning and then ultimately the integration itself.

Laura Lederman - William Blair & Co. - Analyst

One final question which is when you talk about minimal overlap between your product and Oracle’s products, where is there overlap?

Jay Fulcher - Agile Software - President, CEO, Director

The reality is that they had a couple of areas of PLM capability, but they certainly don’t have the breadth and depth of our products, and preliminarily, there will certainly be more information along this line, but preliminarily, the products will now form the foundation of Oracle’s PLM go to market strategy.

Laura Lederman - William Blair & Co. - Analyst

Thank you so much.

Jay Fulcher - Agile Software - President, CEO, Director

You’re welcome.

Operator

Your next question comes from the line of Kash Rangan of Merrill Lynch.

Kash Rangan - Merrill Lynch - Analyst

Thanks very much for taking our question. Not completely familiar with Agile’s financials, but I am curious if you can give us some color on maintenance revenues in fiscal ‘07 as a percentage of your services revenue, any statistics you can share on renewal rates on the maintenance side and also I am curious what would the operating margins look like if you moved the stock compensation charges? Thank you very much.

Carolyn Aver - Oracle Agile Software - CFO

Okay. Well, we’ll start with the last one. Our operating margins have been generally negative for most of the Company’s history. This quarter they’re likely to be, would be, positive modestly, modestly positive. All of that on a pro forma basis excluding stock comp charges, and amortization of intangibles and the like, so that’s where we are on operating margins. Our maintenance revenue is approximately $14 million a quarter. It runs between $14 and $14.5 million a quarter. Our renewal rates are very high excess of 95%.

Kash Rangan - Merrill Lynch - Analyst

Any statistics customer count as of the end of this quarter at all?

Carolyn Aver - Oracle Agile Software - CFO

We don’t generally disclose customer count numbers.

Kash Rangan - Merrill Lynch - Analyst

Okay. And any overlap metrics with Oracle customers? How many of your customers are already customers of Oracle? I would imagine it is a pretty high overlap, but wondering if you have any statistic to say share there in the early read from your customers as to how they view this combination? That’s it for me. Thanks.

Jay Fulcher - Agile Software - President, CEO, Director

The early read would be nearly impossible as you might expect given the fact that we’re 25 minutes into the announcement, but I will tell you the vast majority of our customers are Oracle customers whether that be database or application, so we have lots of customers in common with a variety of household name brand type clients across a variety of different industries, so we clearly have a strong footprint there. However, we also as a part of this announcement are pretty excited about the fact that we want to continue something that Agile has been committed to from the very early days, which is a very open approach to Oracle and non-Oracle environments, and so clearly we’re going to continue to be very sensitive to and mindful of some very key SAP customer relationships we have. We have several hundred customers in common with SAP, so obviously that’s a customer base we’re going to be sensitive to as well but we have hundreds and hundreds and hundreds of Oracle customers in common, and we’re obviously excited about this announcement and what it means to them.

Operator

Your next question comes from the line of Philip Alling of Bear Stearns.

Philip Alling - Bear, Stearns & Co. - Analyst

Thanks very much. Carolyn, I thought someone else asked the question with respect to the maintenance revenue in the quarter but whether you answer that or not it didn’t come through to me. Could you tell us what you expect the expected maintenance revenue number is for fiscal 4Q

Carolyn Aver - Oracle Agile Software - CFO

Yes. It is just over $14 million.

Philip Alling - Bear, Stearns & Co. - Analyst

Okay. And what is the expected ending cash balance?

Carolyn Aver - Oracle Agile Software - CFO

We guided, so we gave preliminary, so I want to be careful, but what we guided to was cash at or slightly below where we ended last quarter which I was I think around $194 million, so it is in that range.

Philip Alling - Bear, Stearns & Co. - Analyst

Okay. And just final question, when do you expect to file the proxy?

Carolyn Aver - Oracle Agile Software - CFO

Soon, within the next week or two, but soon, hopefully on the early side of that.

Philip Alling - Bear, Stearns & Co. - Analyst

That’s what I have. Thanks much.

Jay Fulcher - Agile Software - President, CEO, Director

Thanks Philip.

Operator

Your next question comes from the line of Jay Vleeschhouwer of Merrill Lynch. Please proceed, sir.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Hi, Jay, hi Carolyn. Jay, you mentioned that the PLM market is expected to be one of the fastest-growing applications categories in the next number of years, but that’s not really been the case to date over the last number of years or at least inconsistently so among the main vendors. What do you think induces this inflection point in the market particularly to the extent or at least in our spending surveys PLM unfortunately continues not to rank near the top of the list of spending priorities?

Jay Fulcher - Agile Software - President, CEO, Director

Yes, Jay, obviously that’s a question that I think all of the different participants in the market are constantly fretting over and worrying about particularly given the fact that the category really hasn’t met expectations in prior years. I think the thing that most people are pointing to and of course for every piece of data that may be Merrill Lynch has around market dynamics that suggest one sort of trend, quite frankly there are other points of analysis out there that suggest something else. The facts are when you aggregate all of the third party work done – that is done – around this category in comparison to other enterprise software categories, it is in fact over the course of the next several years expected to be one of the faster growing regardless of whether that has the credibility of whether or not it has been accurate to this point. I think the more important thing is what’s really fueling people’s interest in PLM and why is PLM continuing at least from Agile’s perspective, and of course, our strong Q4 we – I think as we said now for the last couple of quarters – we’ve felt there was an inflection point coming. That’s something I was on the record with in our last earnings call.

We frankly think that in many ways we started to see that inflection point coming to fruition, and it is likely and we think attributable to the notion that customers who are product companies regardless of what industry they might be in never more so than today are really focused on innovation. They know they’ve got to get more products to market. They know they’ve got more compliance and regulation to deal with than ever. They know they have to have design for costs and design for quality as part of their approach, and that’s the only way they compete, and at the end of the day all of those things are resonant and frankly foundational, fundamental to appeal on strategy. I think that’s the thing that’s going to continue to fuel the growth in the category. It remains to be seen as to whether or not many of the so-called pundits will be right about category growth. I think what is unquestioned is the fact that this combination is clearly now going to be a very strong leader related to both PLM and the broader PLM value proposition.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Jay, how would you position the rationale for this acquisition as compared to the way that — compare or position the acquisition of Matrix. When they bought Matrix a year or so ago it was largely around what they said [were] complementary business process type applications as a complement to or adjunct to engineering data processes. Is that how Oracle is positioning you here as well, more of a business process or like Matrix?

Jay Fulcher - Agile Software - President, CEO, Director

I would say, Jay, first of all putting the two rationales in the same sentence would be difficult. The reality is that customers that I talked to and sources in the market still, I think, are confused a little bit about the go-to-market approach at that and specifically how or if they’re using the Matrix One products versus some of the other products they have. This is a situation where there is little or no overlap between what we’re bringing to the table and what Oracle currently has in place, and Oracle has already made a decision which you’re going to hear a lot more about their expectation that Agile now forms the foundation to their PLM approach going forward. It is very likely that in this scenario customers don’t have to be wondering at all which solutions we’re going to market with, what they can expect in the way of industry — specific capability, and at the end of the day know the investments are all going to be placed in a fundamentally single point of attack sort of area. They will not be distributed across a broad portfolio where there is a lot of duplication of capability. It is all going to be in one area, and it is all going to be around the Agile product line. I think that’s fundamentally a very different premise than what at least I think talked about however long ago it was they did that deal.

Jay Vleeschhouwer - Merrill Lynch - Analyst

One last one. Remind us the size of your salesforce, please?

Jay Fulcher - Agile Software - President, CEO, Director

Our salesforce is roughly 25 or so quota carriers with another I guess without breaking it all down, it all aggregates to around 55 people.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Okay. Thank you.

Jay Fulcher - Agile Software - President, CEO, Director

You’re welcome.

Operator

Your final question comes from the line of Yun Kim of Pacific Growth & Equities. Please proceed.

Yun Kim - Pacific Growth Equities - Analyst

Thank you. Jay and Carolyn, congratulations on the merger.

Jay Fulcher - Agile Software - President, CEO, Director

Thank you very much.

Yun Kim - Pacific Growth Equities - Analyst

Wondering if there are any plans regarding (inaudible)

Jay Fulcher - Agile Software - President, CEO, Director

Yun Kim?

Operator

Mr. Kim, please proceed.

Carolyn Aver - Oracle Agile Software - CFO

Why don’t we try to take one more question and see if Yun comes back.

Yun Kim - Pacific Growth Equities - Analyst

Can you hear me, guys.

Carolyn Aver - Oracle Agile Software - CFO

I think you’re back.

Yun Kim - Pacific Growth Equities - Analyst

Sorry about that. Wondering if there are any plans regarding any product line or business line that may be less strategic to Oracle that may be divested from the acquisition, specifically thinking of Cimmetry and maybe even the Agile Advantage program that is on the old client server architecture?

Jay Fulcher - Agile Software - President, CEO, Director

The one thing I can tell is in all of our discussion to say this point, Yun Kim, we basically feel and Oracle shares the sentiments those with both two important assets they’re excited about, really the very clear market leadership that we’ve had in the small and medium-enterprise segment. We’ve got lots and lots and lots of customers there, and that’s something that absolutely based on our knowledge today is going to be going forward as is by the way the Cimmetry business. While Oracle had a viewer product of their own, it is quite likely that the Cimmetry product potentially may be the de facto viewer capability going forward in the combination. Again, this is all early, and we’ll have more information along these lines, but those are two areas very specifically that Oracle has expressed a lot of interest in.

Yun Kim - Pacific Growth Equities - Analyst

Okay great. And last question, can you give us any sense on the timing in terms of why now? It seems like you had a pretty strong finish on the year and seems like all the baggage from the options review is largely behind you guys.

Jay Fulcher - Agile Software - President, CEO, Director

Well, I think, you know, at the end of the day enterprise software requires scale, and that’s been something that whether you sort of like that or you don’t like that, that’s something that I have been steadfast around now for the better part of two years. There is no doubt that it is scale of something you’re looking for, that’s something Oracle can provide in [spades], and so while we’re pleased that we’re able to drive very good results as we close the year, that year was also very that quarter result was also based on two large transactions during the quarter that were responsible at least for a fairly major component of the overall license revenue, so scale and revenue growth continue to be a challenge for the company. We fundamentally believe this is a healthy business, and it would succeed independently, but we believe that if scale and revenue growth ends up being the thing that causes our company to really get to the next level, this deal squarely addresses those issues.

Yun Kim - Pacific Growth Equities - Analyst

Thank you and hope to cross paths with you guys sometime in the future.

Jay Fulcher - Agile Software - President, CEO, Director

Thanks very much. We appreciate your help.

Yun Kim - Pacific Growth Equities - Analyst

Thank you.

Jay Fulcher - Agile Software - President, CEO, Director

What I want to conclude with at this point is I certainly appreciate everyone’s joining us on the call. Certainly Carolyn and I both have over the course of the last several years have had some good relationships with all of you. It has been really a privilege to lead this company because of the fact that our company frankly has done such good things, such positive things for our customers and for our shareholders over the years. We’re excited about this announcement. No doubt there will be a lot more information and a lot more opportunity to interact going forward, and we’ll look forward to that at the appropriate time. Thanks very much. Good evening.

Carolyn Aver - Oracle Agile Software - CFO

Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day

Where you can find more information

In connection with the proposed transaction, Agile intends to file a proxy statement and Agile and Oracle intend to file other relevant materials with the SEC. Before making any voting decision with respect to the proposed transaction, stockholders of Agile are urged to read the proxy statement and other relevant materials filed with the SEC and provided to them or otherwise publicly disclosed, when they become available, because they will contain important information about the proposed transaction. The proxy statement and any other documents filed by Agile or Oracle with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Agile may obtain free copies of the documents filed with the SEC by contacting Agile’s Investor Relations at 6373 San Ignacio Avenue, San Jose, California Telephone: 408-284-4000. You may also read and copy any reports, statements and other information filed by Agile with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Agile and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Agile stockholders in favor of the proposed transaction. Certain executive officers and directors of Agile have interests in the transaction that may differ from the interests of stockholders generally. These interests will be described in the proxy statement when it becomes available.